HAMPDEN BANCORP, INC. REPORTS THIRD QUARTER RESULTS AND DECLARES CASH DIVIDEND

SPRINGFIELD, Mass. May 4, 2010. Hampden Bancorp, Inc. (the “Company”) (NASDAQ - HBNK), which is the holding company for Hampden Bank (the “Bank”), announced the results of operations for the three and nine months ended March 31, 2010.

The Company had a net loss for the three months ended March 31, 2010 of $143,000, or $(0.02) per basic and fully diluted share, as compared to a net loss of $57,000, or $(0.01) per basic and fully diluted share, for the same period in 2009. The decrease in net income was primarily due to an increase in the provision for loan losses of $1.1 million for the three months ended March 31, 2010 compared to the three months ended March 31, 2009.  The increase in the provision for loan losses is due to increases in loan delinquencies, increases in non-accrual loans, increases in impaired loans, growth in the loan portfolio, and general economic conditions. For the three month period ended March 31, 2010, net interest income increased by $521,000 compared to the three month period ended March 31, 2009. Non-interest income, including net gains on sales of securities and loans, increased by $88,000 compared to the three month period ended March 31, 2009.

The Company had a net loss for the nine months ended March 31, 2010 of $975,000, or $(0.15) per basic and fully diluted share, as compared to net income of $180,000, or $0.03 per basic and fully diluted share, for the same period in 2009. The decrease in net income was primarily due to an increase in the provision for loan losses of $2.9 million for the nine months ended March 31, 2010 compared to the nine months ended March 31, 2009.  The increase in the provision for loan losses is due to increases in loan delinquencies, increases in non-accrual loans, increases in impaired loans, growth in the loan portfolio, and general economic conditions. There was also an increase in non-interest expense of $995,000 for the nine months ended March 31, 2010 compared to the nine months ended March 31, 2009. The increase in non-interest expense was mainly due to a write-down of other real estate owned of $253,000, an increase in other general and administrative expenses of $213,000, and an increase in salaries and employee benefits of $177,000 for the nine months ended March 31, 2010 compared to the nine months ended March 31, 2009. For the nine month period ended March 31, 2010, net interest income increased by $1.4 million compared to the nine month period ended March 31, 2009. Non-interest income, including net gains on sales of securities and loans, increased by $317,000 compared to the nine month period ended March 31, 2009.

The Company’s total assets increased $10.2 million, or 1.8%, from $567.7 million at June 30, 2009 to $577.8 million at March 31, 2010. Net loans, including loans held for sale, increased $22.5 million, or 5.8%, to $410.0 million at March 31, 2010, and securities decreased 2.6% or $3.0 million from $116.1 million to $113.1 million as of March 31, 2010. Cash and cash equivalents decreased $10.9 million, or 30.0%, to $25.4 million at March 31, 2010.

Non-performing assets totaled $7.5 million or 1.30% of total assets, at March 31, 2010 compared to $5.3 million, or 0.93% of total assets, at June 30, 2009. Total non-performing assets included $6.6 million of non-performing loans and $914,000 of other real estate owned. From June 30, 2009 to March 31, 2010, commercial non-performing loans have increased $2.5 million, residential mortgage non-performing loans have increased $405,000, consumer non-performing loans have increased $170,000, and commercial mortgage non-performing loans have decreased $375,000. Impaired loans totaled $13.2 million as of March 31, 2010. The Company has established a $1.2 million specific reserve, which management feels is sufficient to cover estimated losses for these impaired loans.

Deposits increased $29.9 million, or 7.8%, to $411.4 million at March 31, 2010 from $381.5 million at June 30, 2009. Certificates of deposit increased $10.5 million, demand deposits increased $6.6 million, NOW accounts increased $6.0 million, savings accounts increased $3.6 million, and money market accounts increased $3.3 million.

         Short-term borrowings, including repurchase agreements, decreased $3.4 million, or 27.4%, to $9.0 million at March 31, 2010 from $12.4 million at June 30, 2009. Long-term debt decreased $11.0 million, or 15.6%, to $59.9 million at March 31, 2010 from $70.9 million at June 30, 2009.

The Company repurchased 198,300 shares of Company stock, at an average price of $10.79 per share, in the first and second quarters of fiscal 2010 pursuant to the Company’s second Stock Repurchase Program announced in January 2009. The Company repurchased 11,363 shares of Company stock, at an average price of $10.70 per share, in the third quarter of fiscal 2010 in connection with the vesting of the restricted stock grants as part of our 2008 Equity Incentive Plan. The Company purchased these shares from the employee plan participants for settlement of tax withholding obligations. The Company also repurchased 85,615 shares of Company stock, at an average price of $10.55 per share, in the third quarter of fiscal 2010 pursuant to the Company’s second Stock Repurchase Program announced in January 2009. These repurchases contributed to an overall decrease in stockholders’ equity of $2.8 million, to $93.9 million at March 31, 2010, compared to $96.7 million at June 30, 2009. Our ratio of capital to total assets decreased to 16.2% as of March 31, 2010 from 17.0% at June 30, 2009.

According to Thomas R. Burton, President and CEO, “The Company continuously evaluates and reviews all of its watch list credits during the quarter to ensure that it has adequately anticipated losses and restructured or resolved its troubled credits.  As a result of this review and due to the continued impact of the recession, we added $1.4 million to the allowance for loan losses in addition to the $2.6 million provided in previous quarters of fiscal 2010.  The current quarterly provision will give us an allowance for loan losses to total loans of 1.46% and an allowance for loan losses to non-performing loans of 91%.    Although it appears the national recession is coming to an end, we continue to be concerned about the economic value of commercial real estate in New England as well as the overall economy in general.

As a result of turmoil in the deposit markets, particularly with regional and large national banks, we have worked to grow lower cost deposits, improve margins, add customers and increase franchise value.  Consequently, we increased deposits by $30 million during the current fiscal year and have grown our loans on an 8% annualized basis.

Ultimately, we believe that our efforts toward improving the bank’s core earnings along with its inherently strong capital base will structure it well for the remainder of the recession and into the future.”

The Company also announced today that the Board of Directors of the Company declared a quarterly cash dividend of $0.03 per common share, payable on May 28, 2010, to shareholders of record at the close of business on May 14, 2010.

Established in 1852, Hampden Bank is a full service community bank serving the families and businesses in and around Hampden County.  The Bank currently has nine office locations in Springfield, Agawam, Longmeadow, West Springfield, Wilbraham, and Indian Orchard. Hampden Bank offers customers the latest in internet banking, including on-line banking and bill payment services.

Certain statements herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Because these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe”, “expect”, “anticipate”, “estimate”, and “intend” or future or conditional verbs such as “will”, “would”, “should”, “could”, or “may.” Certain factors that could have a material adverse affect on the operations of the Bank include, but are not limited to, increased competitive pressure among financial service companies, national and regional economic conditions, changes in interest rates, changes in consumer spending, borrowing and savings habits, legislative and regulatory changes, adverse changes in the securities markets, inability of key third-party providers to perform their obligations to Hampden Bank, changes in relevant accounting principles and guidelines and our ability to successfully implement our branch expansion strategy. Additionally, other risks and uncertainties are described in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) which is available through the SEC’s website at www.sec.gov. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.

Contact
Hampden Bancorp, Inc.
Robert A. Massey, 413-452-5150
CFO, Treasurer, and Senior Vice President
rmassey@hampdenbank.com

HAMPDEN BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(unaudited)

	At March 31,	At June 30,
	2010	2009
Selected Financial Condition Data:	(unaudited)
	(In Thousands)
Total assets	$577,841	$567,656
Loans, net (a)	410,006	387,553
Securities	113,091	116,100
Deposits	411,386	381,477
Short-term borrowings, including repurchase agreements	8,982	12,372
Long-term debt	59,876	70,915
Total Stockholders' Equity	93,904	96,658
(a) Includes loans held for sale of $915,000 at June 30, 2009.

	For The Three Months Ended March 31,		For The Nine Months Ended March 31,
	2010	2009	2010	2009
	(unaudited)		(unaudited)
Selected Operating Results:	(In thousands, except per share data)		(In thousands, except per share data)

Interest and dividend income, including fees	$6,811	$6,914	$20,702	$21,220
Interest expense	2,324	2,948	7,502	9,467
Net interest income	4,487	3,966	13,200	11,753
Provision for loan losses	1,395	300	4,037	1,112
Net interest income after provision for loan losses	3,092	3,666	9,163	10,641
Non-interest income	604	570	1,886	1,782
Gain (loss) on sales/write-downs of securities and loans, net	22	(32)	80	(133)
Non-interest expense	4,266	4,168	12,907	11,912
Income (loss) before income tax expense	(548)	36	(1,778)	378
Income tax expense (benefit)	(405)	93	(803)	198
Net income (loss)	$(143)	$(57)	$(975)	$180

Basic earnings (loss) per share	$(0.02)	$(0.01)	$(0.15)	$0.03
Basic weighted average shares outstanding	6,481,991	6,724,052	6,533,619	6,861,971

Diluted earnings (loss) per share	$(0.02)	$(0.01)	$(0.15)	$0.03
Diluted weighted average shares outstanding	6,481,991	6,724,052	6,533,619	6,889,478

	At March 31,	At June 30,
	2010	2009
Selected Ratios:	(unaudited)

Non-performing loans to total loans	1.60%	1.01%
Non-performing assets to total assets	1.30%	0.93%
Allowance for loan losses to non-performing loans	90.95%	95.61%
Allowance for loan losses to total loans	1.46%	0.97%